UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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NSTAR

(Name of Registrant as Specified In Its Charter)

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800 Boylston Street

Boston, MA 02199

March 13, 2009

Dear Shareholder:

We cordially invite you to attend NSTAR’s Annual Meeting of Shareholders. The meeting will be held on Thursday, April 30, 2009 at 11:00 a.m. at the Sheraton Boston Hotel, 39 Dalton Street, Boston, Massachusetts 02199.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement set forth the business to come before this year’s Annual Meeting.

Your vote on the business at the Annual Meeting is important, regardless of the number of shares that you own. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy in the envelope provided, or vote your proxy by telephone or the Internet as outlined by the instructions on the proxy card, as soon as possible. We will also report at the Annual Meeting on our operations and other matters affecting NSTAR and will respond to Shareholders’ questions.

If you plan to attend the Annual Meeting, please bring your admission ticket and photo identification. If your shares are held in the name of a broker or nominee, please bring documentation confirming your ownership.

Sincerely,

Thomas J. May
Chairman, President and Chief Executive Officer

800 Boylston Street

Boston, Massachusetts 02199

Notice of Annual Meeting of Shareholders

to be held on April 30, 2009

To the holders of NSTAR’s Common Shares:

The Annual Meeting of Shareholders of NSTAR will be held at the Sheraton Boston Hotel, 39 Dalton Street, Boston, Massachusetts 02199, on Thursday, April 30, 2009 at 11:00 a.m., for the following purposes:

1.	To elect three Class I trustees to serve until the 2012 Annual Meeting and until the election and qualification of their respective successors.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2009.

3.	To approve an amendment to NSTAR’s Declaration of Trust to require a majority vote standard for the election of trustees in uncontested elections.

4.	To transact any other business that may properly come before the Annual Meeting or any adjournment of the meeting.

Shareholders who owned our Common Shares at the close of business on March 3, 2009 are entitled to attend and vote at the Annual Meeting or any adjournment of the meeting.

The Company is pleased to take advantage of the United States Securities and Exchange Commission rules that allow companies to furnish their proxy material over the Internet. As a result, the Company is mailing to many of its Shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of its proxy statement and 2008 Annual Report. The Notice contains instructions on how to access those documents over the Internet and instructions on how to request a paper copy of our proxy materials, including the proxy statement, our 2008 Annual Report and proxy card. All Shareholders who did not receive a Notice will receive a paper copy of the proxy material by mail. The Company believes this new process will allow the Company to continue to provide Shareholders with the information they need in a timely manner while reducing the environmental impact and lowering the costs of printing and distributing our proxy material.

Please sign, date and return the accompanying proxy card in the enclosed return envelope, which requires no postage if mailed in the United States, or cast your vote by telephone or the Internet. You will find the procedures to be followed if you wish to revoke your proxy on page ii of this proxy statement.

By Order of the Board of Trustees,

Douglas S. Horan
Senior Vice President, Secretary and General Counsel

Boston, Massachusetts

March 13, 2009

QUESTIONS AND ANSWERS

Q:	When and where is the Annual Meeting?

A:	We will be holding the NSTAR 2009 Annual Meeting of Shareholders on Thursday, April 30, 2009, at 11:00 a.m. at the Sheraton Boston Hotel, 39 Dalton Street, Boston, Massachusetts 02199.

Q:	How do I vote?

A:	You may vote by telephone, Internet or a traditional proxy card, and if you are a shareholder of record, in person at the Annual Meeting. Instructions for voting by telephone and on the Internet are provided on your proxy card. To vote by traditional proxy card, complete, sign and mail your proxy card in the enclosed return envelope as soon as possible. If you are a shareholder of record, you can attend the Annual Meeting and vote your shares in person. “Street name” holders who wish to vote at the Annual Meeting will need to obtain a proxy from the institution that holds their shares.

Q:	What am I being asked to vote on at the Annual Meeting?

A:	We are asking you to vote on three proposals:

•	The election of three trustees

•	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2009

•	The approval of an amendment to the Declaration of Trust to require a majority vote for the election of trustees in uncontested elections.

Q:	How does the Board of Trustees recommend that I vote at the Annual Meeting?

A:	The Board recommends that you vote:

•	FOR the election of the three nominated trustees

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2009

•	FOR the approval of an amendment to the Declaration of Trust to require a majority vote for the election of trustees in uncontested elections.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Shareholders at the close of business on March 3, 2009 may vote at the meeting. Each share is entitled to one vote. There were 106,808,376 Common Shares outstanding on March 3, 2009.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts with the transfer agent or with brokers. Please complete and return all proxy cards to ensure that all of your shares are voted.

Q:	What is a quorum?

A:	A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding Common Shares entitled to vote. A quorum is necessary to conduct business at the Annual Meeting.

i

Q:	How many votes must the nominees receive to be elected to the Board of Trustees?

A:	Assuming a quorum is present at the Annual Meeting, trustees will be elected at the 2009 Annual Meeting by a plurality of the vote.

Q:	Can I change my mind after I have mailed in my signed proxy card or after I have voted by telephone or the Internet?

A:	Yes. You may withdraw your proxy at any time before the vote takes place by: (1) returning another properly signed proxy bearing a later date to the Secretary of the Company; (2) delivering a written revocation of your proxy to the Secretary of the Company; or (3) voting at the Annual Meeting in person. The mailing address for the Secretary of the Company is:

Douglas S. Horan, Secretary

NSTAR

800 Boylston Street, 17th Floor

Boston, MA 02199

Q:	What do I do if my shares are held in “street name” by my broker?

A:	If you are not a registered Shareholder, but hold your shares in street name through a bank or brokerage firm, your bank or broker will send you a voting instruction form. Many brokers also offer you the option of voting either by telephone or the Internet. Instructions for voting will be provided by your broker on your voting instruction form. Your ability to vote by telephone or the Internet will depend upon the processes used by your broker, bank or record holder. We recommend that you follow the voting instructions in the materials you receive.

Q:	What do I need to do if I plan to attend the Annual Meeting in person?

A:	Please fill out the proxy card completely and mark the appropriate box on the front of the proxy card and return it to us. Follow the instructions on the proxy card provided for attendance. Bring the Admission Ticket attached to your proxy card (or printed from the Internet) along with a form of identification to the Annual Meeting. If your shares are held in the name of a bank, broker or other record holder, you should bring documentation confirming your ownership with you to the meeting.

Q:	Whom should I call if I have any additional questions?

A:	If you hold your shares directly, please call NSTAR’s Investor Relations Department at (781) 441-8338. If your shares are held in street name, please contact your broker at the telephone number provided by your broker on your proxy card.

Q:	In the future, how can I obtain electronic access to the proxy materials, instead of receiving paper copies?

A:	You may elect to enroll in “eDelivery” to receive future proxy statements and Annual Reports electronically instead of receiving paper copies in the mail. If you are a Shareholder of record, you can choose this option and save us the cost of producing and mailing these documents by visiting www.computershare.com/investor and selecting “eDelivery Signup.” You will need to select NSTAR from the menu and enter your holder account number and other information to verify your identity. If your Common Shares are held by a broker, bank or other nominees (i.e., in street name), and you wish to enroll in eDelivery, you should contact your broker.

If you choose to receive future proxy statements and Annual Reports electronically, each year we will timely notify you when these documents become available. Your choice to receive these documents electronically will remain in effect until you instruct us otherwise. You need not elect eDelivery each year.

ii

NSTAR

800 Boylston Street

Boston, Massachusetts 02199

(617) 424-2000

PROXY STATEMENT

The Board of Trustees of NSTAR is furnishing this proxy statement and soliciting the accompanying proxy card in connection with the Annual Meeting of Shareholders (“Annual Meeting”). The Annual Meeting will be held on Thursday, April 30, 2009 at 11:00 a.m. at the Sheraton Boston Hotel, 39 Dalton Street, Boston, Massachusetts, 02199. We are giving notice of the Annual Meeting in accordance with the Company’s Declaration of Trust for the purposes set forth in the Notice above. We will begin mailing a notice containing instructions on how to access this proxy statement and our 2008 Annual Report from the Internet on or about March 16, 2009 and begin mailing to Shareholders a full set of this proxy statement, our 2008 Annual Report and accompanying proxy card on or about March 18, 2009.

The accompanying proxy, if properly executed and delivered by a Shareholder entitled to vote (or voted by telephone or the Internet), will be voted at the Annual Meeting as specified in the proxy, but you may revoke it at any time before the vote is taken by delivery to the Secretary of the Company of a written revocation, by revocation in person to the Secretary at the Annual Meeting, or by a proxy bearing a later date. If a Shareholder executes and delivers the proxy but does not specify any choices, the shares will be voted For the election of all of the nominees for trustee specified below in Proposal One and For Proposals Number Two and Three.

We will pay all costs of this proxy solicitation. We have retained Laurel Hill Advisory Group to assist in the solicitation of proxies. We will pay Laurel Hill Advisory Group a fee of $7,000, plus actual out-of-pocket expenses. Some employees may devote part of their time to the solicitation of proxies or for attendance at the Annual Meeting. These persons will not receive additional compensation for these solicitation services. The cost of this additional solicitation will be nominal. We will reimburse brokerage firms, banks and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of our Common Shares.

On March 3, 2009, there were issued and outstanding 106,808,376 NSTAR Common Shares. Only holders of record of NSTAR Common Shares at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting, and those entitled to vote will have one vote for each Common Share held.

The 2008 Annual Report, which includes financial statements, is being made available online or mailed to Shareholders with this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 2009

This Proxy Statement and the NSTAR 2008 Annual Report are available for downloading, viewing and printing at www.envisionreports.com/nst

PROPOSAL NUMBER ONE: ELECTION OF TRUSTEES

Information about the NSTAR Board, Nominees and Incumbent Trustees

NSTAR’s Declaration of Trust provides for classification of the NSTAR Board of Trustees into three classes serving staggered three-year terms. Pursuant to NSTAR’s Declaration of Trust, the Board of Trustees has fixed the number of trustees at ten. The three persons named below have been nominated by the NSTAR Board of Trustees for election as Class I trustees for a term expiring at the Annual Meeting to be held in the year 2012 and until their successors are duly elected and qualified. The remaining trustees will continue to serve as set forth below, with the Class II trustees having terms expiring in 2010 and the Class III trustees having terms expiring in 2011. If any of the nominees shall by reason of death, disability or resignation be unavailable as a candidate at the NSTAR Annual Meeting, votes pursuant to the proxy will be cast for a substitute candidate as may be designated by the NSTAR Board, or in the absence of such designation, in a manner as the trustees may in their discretion determine. Alternatively, in any such situation, the Board of Trustees may take action to fix the number of trustees for the ensuing year at the number of nominees and incumbent trustees who are then able to serve. Proxies will then be voted for the election of such nominees, except to the extent that the authority to vote is withheld.

The names of the nominees as Class I trustees and the incumbent Class II and Class III trustees, their ages and certain information concerning each such trustee are shown in the following table. Unless otherwise indicated, all nominees and incumbent trustees have held their current or equivalent positions for the previous five years.

Nominees as Class I Trustees

Nominees	Principal Occupation and Directorships
Thomas G. Dignan, Jr. Age: 68 Trustee since: 1999	Retired Partner, Ropes & Gray, LLP (Law firm).

Matina S. Horner Age: 69 Trustee since: 1999	Executive Vice President, Teachers Insurance and Annuity Association/College Retirement Equities Fund (retired 2003) (Financial services); Trustee, BlackRock Funds.

Gerald L. Wilson Age: 69 Trustee since: 1999	Vannevar Bush Professor of Engineering, Massachusetts Institute of Technology; Director, Analogic Corp.

Incumbent Class II Trustees - Terms Expiring in 2010

Trustees	Principal Occupation and Directorships
Gary L. Countryman Age: 69 Trustee since: 1999	Chairman Emeritus and a Director, Liberty Mutual Holding Company, Inc.; Director, Bank of America Corporation and CBS Corporation.

Daniel Dennis Age: 66 Trustee since: 2002	Managing Partner of Daniel Dennis & Company LLP, Certified Public Accountants.

Thomas J. May Age: 61 Trustee since: 1999	Chairman, President, Chief Executive Officer and a Trustee, NSTAR; Director, Bank of America Corporation and Liberty Mutual Holding Company, Inc.

Incumbent Class III Trustees - Terms Expiring in 2011

Trustees	Principal Occupation and Directorships
Charles K. Gifford Age: 66 Trustee since: 1999	Chairman Emeritus and a Director, Bank of America Corporation (retired as Chairman 2005) (Bank holding company); Director, CBS Corporation.

Paul A. La Camera Age: 66 Trustee since: 1999	General Manager, WBUR Boston (Broadcasting); formerly President and General Manager (2005), WCVB-TV Channel 5 Boston.

Sherry H. Penney Age: 71 Trustee since: 1999	Sherry H. Penney Professor of Leadership, College of Management, University of Massachusetts Boston.

William C. Van Faasen Age: 60 Trustee since: 2002	Chairman (2005) and Chief Executive Officer (2004), Blue Cross Blue Shield of Massachusetts Inc. (retired 2007) (Health care); Director, IMS Health, Inc. and Liberty Mutual Holding Company, Inc.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines. The Board of Trustees has adopted the NSTAR Board of Trustees Guidelines on Significant Corporate Governance Issues (“Corporate Governance Guidelines”). The Corporate Governance Guidelines provide a framework for NSTAR’s corporate governance initiatives and cover such matters as Board composition, Board meetings, Board Committees, and Board and management review and responsibility. A copy of the Corporate Governance Guidelines is available on our website at: www.nstar.com: select “Investor Relations,” “Company Information,” “Corporate Governance” and then “Guidelines,” or in print to any Shareholder who requests a copy from the Secretary.

Board Independence. The Corporate Governance Guidelines provide that a substantial majority of the Company’s trustees should be independent, non-employee trustees. Each year, the Board Governance and Nominating Committee affirmatively determines the independence of each trustee and nominee for election as a trustee in accordance with the Corporate Governance Guidelines. To assist the Board in determining trustee independence, the Board has adopted independence standards that are set forth in detail in the Corporate Governance Guidelines. These standards are consistent with the listing standards of the New York Stock Exchange (“NYSE”). In general, absent other considerations, the Board will consider a trustee to be independent if he or she is not disqualified from being independent under Section 303A.02 (b) of the NYSE Listed Company Manual and he or she does not have, and in the previous three years has not had, and has no immediate family member that has or has had within the previous three years, a “Material Relationship” with the Company. The following relationships, either individually or as a director, executive officer, employee or general partner with, or significant equity holder (in excess of five percent) of a company or a firm, are considered Material Relationships: (i) a customer or supplier of the Company or its subsidiaries where the amount of compensation paid to or received from such customer or supplier in any single fiscal year exceeds the greater of $1 million or two percent of such customer’s or supplier’s consolidated gross revenues; or (ii) a tax-exempt entity that receives contributions from the Company or its subsidiaries during a calendar year in excess of the greater of $1 million or two percent of the total donations received by such entity. In the case of an immediate family member of a trustee, where the only relationship with such company or firm is that of an employee, the relationship is not considered material.

In addition, the Board Governance and Nominating Committee annually confirms that the members of the Audit, Finance and Risk Management Committee have not received, directly or indirectly, any fees from the Company other than compensation as a member of the Board of Trustees and the Board’s Committees, and are not otherwise affiliated with the Company as that term is defined in the Securities and Exchange Commission’s (“SEC”) regulations.

At its meeting on January 20, 2009, the Board Governance and Nominating Committee determined that Mr. Countryman, Mr. Dennis, Mr. Dignan, Mr. Gifford, Dr. Horner, Mr. La Camera, Dr. Penney, Mr. Van Faasen and Dr. Wilson are independent, consistent with the requirements of the Corporate Governance Guidelines and the NYSE Listed Company Manual. In making this determination, the Board considered the following relationships: Mr. La Camera and Mr. Van Faasen are, or in the past three years have been affiliated with entities that have business relationships with the Company. The Company obtains a majority of its health insurance services from Blue Cross Blue Shield of Massachusetts and provides electric distribution service to Blue Cross Blue Shield of Massachusetts and WBUR radio. These relationships have been deemed to constitute immaterial relationships, because these are ordinary course of business relationships made on an arms-length basis and the amount paid to or received from such entities in 2008 was significantly below the two percent threshold established under the Corporate Governance Guidelines. All members of the Audit, Finance and Risk Management Committee are also independent for the purposes of Section 10A-3 of the Securities Exchange Act of 1934. Mr. May does not meet the independence criteria set out in the Corporate Governance Guidelines because he is the Chief Executive Officer.

Board of Trustees Meetings. The NSTAR Board of Trustees held six regular meetings during 2008. Each trustee attended at least 75% of the meetings of the NSTAR Board and the Committees of the NSTAR Board on which such trustees served.

Executive Sessions. The non-management trustees met twice in executive session without management in 2008. All trustees other than Mr. May are considered to be non-management trustees. In 2007, the Board created a formal position of Presiding Trustee and elected Mr. Gifford as the Presiding Trustee. As Presiding Trustee, Mr. Gifford chairs meetings of the non-management trustees.

Trustee Retirement Policy. The NSTAR Board of Trustees has adopted the following trustee retirement policy: trustees who are employees of NSTAR, with the exception of the Chief Executive Officer, retire from the Board when they retire from employment with the Company. Trustees who are not employees of NSTAR or who have served as Chief Executive Officer retire from the Board at the Annual Meeting of Shareholders following their seventy-second birthday.

Policy Relating to Attendance at Annual Meeting. It is the policy of the Board that all trustees are encouraged to attend the Company’s Annual Meeting of Shareholders. The entire Board of Trustees attended the Company’s 2008 Annual Meeting of Shareholders.

Committees. The NSTAR Board of Trustees has an Audit, Finance and Risk Management Committee, an Executive Personnel Committee and a Board Governance and Nominating Committee. Each of the Committee charters is available on our website at: www.nstar.com: select “Investor Relations,” “Company Information” and then “Corporate Governance.” The charters are also available in print to any Shareholder who requests them from the Company’s Secretary. The Board also has a standing Executive Committee.

Executive Committee. The Executive Committee is comprised of Mr. Thomas J. May, Chair, Mr. Gary L. Countryman, Mr. Thomas G. Dignan, Jr., Mr. Charles K. Gifford and Dr. Matina S. Horner. The Committee’s duties include the exercise of those powers of the NSTAR Board of Trustees which by the terms of the Company’s Declaration of Trust may be exercised by the Executive Committee between regular Board meetings. The Executive Committee met twice in 2008.

Audit, Finance and Risk Management Committee. The Audit, Finance and Risk Management Committee is comprised of Dr. Matina S. Horner, Chair and Mr. Daniel Dennis, Mr. Paul A. La Camera, Mr. William C. Van Faasen and Dr. Gerald L. Wilson. The Board of Trustees has made a determination that Mr. Dennis is the Committee’s “audit committee financial expert,” as that term is defined in the SEC’s regulations and that, as noted, each of the members meets the applicable SEC and NYSE independence standards. The Committee met six times in 2008.

In accordance with its Charter, the purpose of the Audit, Finance and Risk Management Committee is to appoint and oversee the independent registered public accountants, to review the Company’s short and long term financing requirements, risk management and compliance programs, and to assist the Board of Trustees in carrying out the Board’s oversight requirements. Specific duties of the Committee include engagement and oversight of the independent registered public accountants, and oversight of the Company’s audit process, including audit plans, internal controls over financial reporting, and the annual and quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Form 10-K and Form 10-Q Reports.

Board Governance and Nominating Committee. The Board Governance and Nominating Committee is comprised of Mr. Thomas G. Dignan, Jr., Chair, Mr. Daniel Dennis, Mr. Charles K. Gifford, Mr. Paul A. La Camera, Dr. Sherry H. Penney and Dr. Gerald L. Wilson. The Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines, reporting and recommending changes in the Corporate Governance Guidelines to the full Board, identifying individuals qualified to become Board members and recommending nominees for election to the Board and for appointment to Board Committees. The Committee also oversees the effectiveness of communications between the Board and management and assists the Board in the performance of annual evaluations of Board and Committee performance. This Committee met three times in 2008. Each of the Committee members meets the applicable SEC and NYSE independence standards for membership on the Board Governance and Nominating Committee.

In making nominations for election to the Board, the Board Governance and Nominating Committee identifies candidates who meet the current challenges and needs of the Company. The Corporate Governance Guidelines provide that the Board Governance and Nominating Committee is responsible for reviewing with the full Board the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, including skills such as accounting, finance, management, leadership and corporate governance, an understanding of the energy, utility and other customer-service industries, and such issues as diversity and age, taking into consideration the perceived needs of the Board at that point in time. All Board members must be able to dedicate time and resources sufficient to ensure the diligent performance of his or her duties on behalf of the Company, including attendance at Board and Committee meetings.

The Board Governance and Nominating Committee may use multiple sources when identifying and evaluating potential new trustees, including referrals from current trustees and input from third parties and search firms. The Committee reviews the qualifications and references of the candidates identified for consideration. Candidates are assessed based on the criteria contained in the Corporate Governance Guidelines. The Committee recommends candidates to the Board, which selects nominees to be presented for election by Shareholders and appoints trustees to fill vacancies. With respect to trustees standing for re-election, the Committee considers the trustee’s performance on the Board and whether the trustee’s re-election would be consistent with the Corporate Governance Guidelines discussed above. The Committee is also responsible for setting trustee compensation.

Executive Personnel Committee. The Executive Personnel Committee is comprised of Mr. Gary L. Countryman, Chair, Mr. Thomas G. Dignan, Jr., Mr. Charles K. Gifford, Dr. Sherry H. Penney and Mr. William C. Van Faasen. The Committee is responsible for reviewing executive officer compensation and performance, recommending to the Board candidates for election as executive officers as submitted by management, reviewing the executive succession planning process and significant organizational changes, and reviewing certain benefit programs and human resources policies. This Committee met four times in 2008. Each of the members meets the applicable SEC and NYSE independence standards for membership on the Executive Personnel Committee.

Processes and Procedures for Considering and Determining Executive Officer Compensation. The Executive Personnel Committee has responsibility for the executive officer compensation plans, policies and programs at NSTAR and for establishing the overall compensation philosophy for executive officers. The Committee reviews and approves the corporate goals and objectives relevant to the compensation of senior executive officers of the Company, evaluates the performance of those executives in light of such goals and objectives and sets a compensation level for those executives that is competitive based on this evaluation. Committee members regularly evaluate compensation matters in discussions during the year.

At its January meeting, the Committee establishes corporate goals for the coming year. The Committee considers a wide range of financial and operational goals and measures, including but not limited to: earnings per share, earnings growth, dividends per share, dividend growth, total shareholder return, credit ratings, operating and capital spending, system reliability and performance, safety and customer service measures and the results of regulatory proceedings and energy procurement programs.

The Committee engages a compensation consultant to provide comparative data and assist it in determining the three elements (base salary, annual incentive and long term incentive) of compensation for the year. Towers Perrin has been retained since 1995 for this purpose. Towers Perrin works with the Company’s Human Resources staff and the Chief Executive Officer to review the Company’s compensation programs and internal and external compensation data and to make recommendations to the Committee. The Committee also relies on NSTAR

Human Resources personnel to assist with the production of the required data. Towers Perrin compiles data about compensation paid to executives at a group of urban utility companies for the purpose of benchmarking total compensation, and also reviews data pertaining to similarly-sized general industry companies as a secondary reference to assist the Committee in assuring that its compensation package is competitive with other companies with which the Company competes for top management talent. Additional benchmarking information is contained under “Compensation Discussion and Analysis.”

In addition, the Chief Executive Officer makes recommendations to the Committee relating to salary ranges, target annual cash incentives and the level of long term equity incentive awards for senior executives. Based upon the above, the Committee sets base salary ranges and sets targets and ranges for annual cash incentives and grants of long term equity awards.

At the end of the year, management provides to the Committee a comprehensive annual review of the Company’s performance against the previously set goals. The Committee then considers this information, as well as individual and team performance and recommendations made by the Chief Executive Officer, and determines actual annual cash incentive awards. The Committee also makes equity awards under the NSTAR 2007 Long Term Incentive Plan and approves adjustments to base salary levels.

Compensation decisions relating to the performance of the Chief Executive Officer are made by the Committee and are also subject to the approval of the independent members of the Board of Trustees.

Processes and Procedures for Considering and Determining Trustee Compensation/2008 Trustee Compensation. The process of setting trustee compensation generally follows the benchmarking employed in setting compensation for our executive officers. However, the Board Governance and Nominating Committee oversees this process. From time to time, Towers Perrin prepares a benchmark review of public company director compensation using a process similar to that used for executive compensation purposes. The compensation survey includes data on total compensation for directors at the comparator companies, as well as on individual components of that compensation, such as annual retainers and board and committee meeting fees. Data is also provided that differentiates compensation by board position, such as committee chairs, and includes data showing trends in director compensation. NSTAR’s objective is to set trustee compensation at the median of the urban utility company group. Management and Towers Perrin periodically review this data, after which management makes any recommendation to the Committee as to adjustments in trustee compensation.

Currently, each trustee who is not an employee of NSTAR receives an annual Board retainer of $120,000; $45,000 paid in cash and $75,000 paid either in cash or, at the election of the trustee, in NSTAR Common Shares. Non-employee trustees who are also members of the Executive Committee receive an annual retainer of $5,000. The Chairs of the Board Governance and Nominating and Executive Personnel Committees and the Presiding Trustee receive an additional annual retainer of $5,000, and the Chair of the Audit, Finance and Risk Management Committee receives an additional annual retainer of $13,000. Members of the Audit, Finance and Risk Management Committee, with the exception of the Chair, receive an additional annual retainer of $3,000. Trustees who are not employees of NSTAR receive $1,500 for attendance in person at each Board and Committee meeting and $750 for participating in such a meeting by telephone. Trustees may elect to defer part or all of their fees into deferred accounts pursuant to NSTAR’s Trustees’ Deferred Plan. Participants may select publicly-traded securities and mutual funds as investments for cash compensation deferred under the Plan. The additional retainer Common Shares are credited to the deferred compensation trust account established under the Plan, which is payable upon retirement from the Board.

2008 TRUSTEE COMPENSATION

Name	Fees Earned or Paid in Cash (1)($)	Fees Earned or Paid in Stock (1)(2)($)	All Other Compensation (3)($)	Total($)
Gary L. Countryman	$68,750	$67,500		$136,250
Daniel Dennis	$64,000	$67,500		$131,500
Thomas G. Dignan, Jr.	$73,250	$67,500	$3,500	$144,250
Charles K. Gifford	$73,250	$67,500	$2,500	$143,250
Matina S. Horner	$80,500	$67,500		$148,000
Paul A. La Camera	$67,000	$67,500	$3,500	$138,000
Sherry H. Penney	$61,000	$67,500		$128,500
William C. Van Faasen	$65,500	$67,500		$133,000
Gerald L. Wilson	$67,000	$67,500		$134,500

(1)	Effective October 1, 2008, the annual Board retainer increased from $95,000 to $120,000; $45,000 in cash and $75,000 either in cash or, at the election of the trustee, in NSTAR Common Shares.

(2)	This column reflects the grant date fair value of the NSTAR Common Shares delivered to the named trustees during 2008 in settlement of fees earned or paid in stock.

(3)	Reflects matching of charitable contributions.

Communications with the Board. Any Shareholder or other interested party who wishes to communicate with the Board or any individual or group of individual trustees, including the non-management or independent Board members as a group, can write to Douglas S. Horan, Secretary, NSTAR, 800 Boylston Street, Boston, MA 02199 or may communicate electronically by sending an e-mail to the following address: hotline@nstar.com. Depending on the subject matter, management will forward the communication to the trustee or group of trustees to whom it is addressed, or attempt to handle the inquiry directly, for example, where the request is for information about the Company or is a dividend or related stock matter, or where the communication is primarily commercial in nature. Complaints regarding accounting, internal accounting controls and auditing matters are forwarded to the Chair of the Audit, Finance and Risk Management Committee in accordance with the Audit, Finance and Risk Management Committee’s procedures that are described in its Report contained in this proxy statement and on the Company’s website.

NSTAR Policies on Business Ethics and Conduct. The NSTAR Board of Trustees Guidelines on Significant Corporate Governance Issues, NSTAR’s Code of Ethics for the Principal Executive Officer, General Counsel and Senior Financial Officers, and its Code of Ethics and Business Conduct for Trustees, Officers and Employees, together with other relevant governance documents that are applicable to NSTAR’s executive officers, senior financial officers or trustees can be accessed free of charge on NSTAR’s website at www.nstar.com: select “Investor Relations,” “Company Information” and then “Corporate Governance,” or in print to any Shareholder who requests them from the Company’s Secretary.

NSTAR Policy on Related Persons Transactions. Under the terms of the Board Governance and Nominating Committee’s NSTAR Related Persons Transaction Policy, the Company will not engage in transactions with related persons unless the Committee determines that the transaction is on terms comparable to those that the Company could obtain in an arms-length transaction with an unrelated third party. The term related person means: a senior executive officer, trustee, or an immediate family member; shareholders owning in excess of five percent of the Company’s outstanding shares; and entities in which any of the persons or entities described above hold the position of general partner or similar position, director, or owner of more than a five percent ownership interest.

Beneficial Ownership Table

The following table sets forth the number of NSTAR Common Shares beneficially owned as of January 31, 2009 by all five percent shareholders, by each trustee and by each of the executive officers named in the Summary Compensation Table. Except as indicated below, all of the shares listed are held by the persons named with both sole voting and investment power.

Trustees and Named Executive Officers	Number of NSTAR Common Shares Beneficially Owned(1)(2)(3)(#)	Percentage of NSTAR Common Shares Beneficially Owned(4)
Gary L. Countryman	30,399	*
Daniel Dennis	11,221	*
Thomas G. Dignan, Jr.	63,191	*
Charles K. Gifford	25,455	*
Douglas S. Horan	132,075	*
Matina S. Horner	29,608	*
James J. Judge	283,165	*
Paul A. La Camera	16,663	*
Thomas J. May	1,435,180	1.344%
Joseph R. Nolan, Jr.	61,189	*
Sherry H. Penney	29,533	*
Werner J. Schweiger	316,528	*
William C. Van Faasen	10,926	*
Gerald L. Wilson	21,505	*

All trustees and executive officers as a group (17 persons)	2,651,428	2.482%

(1)	Includes the following number of Common Shares which each of the Named Executive Officers has the right to acquire within 60 days of January 31, 2009 upon the exercise of outstanding stock options: Mr. May, 845,333 shares; Mr. Judge, 151,667 shares; Mr. Horan, 42,000 shares; Mr. Schweiger, 249,000 shares; and Mr. Nolan, 11,667 shares; all executive officers as a group, 1,415,501 shares.

(2)	Includes the following number of Common Shares credited under NSTAR’s Deferred Compensation Plan: Mr. May, 538,887 shares; Mr. Judge, 116,973 shares; Mr. Horan, 87,037 shares; Mr. Schweiger, 61,401 shares; and Mr. Nolan, 40,973 shares; all executive officers as a group, 872,549 shares. Participants in the Deferred Compensation Plan may instruct the Plan trustee to vote NSTAR Common Shares held in a Rabbi trust in accordance with their allocable share of such deferrals, but have no dispositive power with respect to shares held in the Plan’s trust. The total number of NSTAR Common Shares held in the trustee brokerage and individual accounts on behalf of each trustee is as follows: Mr. Countryman, 23,256 shares; Mr. Dennis, 11,221 shares; Mr. Dignan, 54,457 shares; Mr. Gifford, 20,735 shares, Dr. Horner, 22,472 shares; Mr. La Camera, 16,663 shares; Dr. Penney, 22,242 shares; Mr. Van Faasen, 10,926 shares and Dr. Wilson, 16,003 shares.

(3)	Includes the following number of Common Shares held in the NSTAR Savings Plan: Mr. May, 37,625 shares; Mr. Judge, 12,744 shares; Mr. Horan, 1,495 shares; Mr. Schweiger, 3,503 shares; and Mr. Nolan, 8,549 shares; all executive officers as a group, 79,529 shares.

(4)	* denotes that beneficial ownership is less than one percent.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that trustees and executive officers file initial reports of ownership on Form 3 and reports of changes in ownership on Form 4 and/or Form 5 with the SEC and any national securities exchange on which NSTAR’s Common Shares are traded.

Based on a review of the forms furnished to the Company and written representations from the trustees and executive officers, the Company believes that all Section 16(a) filing requirements applicable to its trustees and executive officers were complied with for 2008.

AUDIT, FINANCE AND RISK MANAGEMENT COMMITTEE REPORT

The Audit, Finance and Risk Management Committee is comprised of Dr. Matina S. Horner, Chair, Messrs. Daniel Dennis, Paul A. La Camera and William C. Van Faasen and Dr. Gerald L. Wilson. The Committee annually reviews the New York Stock Exchange and Securities and Exchange Commission’s standards of independence and financial expertise for audit committee members and at its most recent review determined that the members of the Committee met such standards. The Board of Trustees designated Mr. Daniel Dennis as the Committee’s financial expert.

In accordance with its Charter, the purpose of the Committee is to appoint and oversee the independent registered public accountants and to review the Company’s short and long term financing requirements, as well as its risk management, internal controls over financial reporting and compliance programs, so as to assist the Board of Trustees in carrying out the Board’s oversight requirements. The Committee appoints a firm of independent registered public accountants annually. PricewaterhouseCoopers LLP was appointed as the Company’s independent registered public accountants in January 2009 for the 2009 fiscal year, subject to ratification by Shareholders at the 2009 Annual Meeting of Shareholders. A more detailed description of the purpose and duties of the Committee is set forth in the Audit, Finance and Risk Management Committee’s Charter and is available on our website at www.nstar.com: select “Investor Relations,” “Company Information” and then “Corporate Governance,” or in print to any Shareholder who requests it from our Secretary.

Management is responsible for preparing complete and accurate consolidated financial statements for the Company in accordance with generally accepted accounting principles. The independent registered public accountants are responsible for performing independent audits of NSTAR’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon.

The Committee meets with the independent registered public accountants, the Company’s internal auditor, the Chief Executive Officer and the senior management of the Company to review the scope and the results of the annual audit, both internal and external, the amount of audit fees, the Company’s system of internal controls over financial reporting, including management’s Report on Internal Control and the independent registered public accountants’ accompanying report, the financial statements, including Management’s Discussion and Analysis of Financial Condition and Results of Operations included therein, contained in the Company’s Form 10-K and Form 10-Q Reports, the Company’s financing requirements, risk management programs, and its corporate compliance program. In 2008, the Committee held four regularly scheduled meetings and two additional meetings devoted to emerging accounting matters and utility professional education. At its meetings, the Committee meets separately with the independent registered public accountants, internal audit and management.

The Committee has established NSTAR’s Employee and Interested Party Complaint Procedures for Accounting and Auditing Matters, pursuant to which complaints regarding accounting, internal accounting controls or auditing matters can be made. These procedures are described on the Company’s website at www.nstar.com: select “Investor Relations,” “Company Information,” “Corporate Governance” and then “Contact Our Board” and also in periodic employee communications. All communications received through the dedicated telephone number and website are reviewed with the Committee.

The Audit, Finance and Risk Management Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP NSTAR’s audited consolidated financial statements for fiscal year 2008 and various matters related to the financial statements, including those matters required to be discussed by Statement of Auditing Standard 61 (Codification of Statements on Auditing Standards, AU 380), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Such matters include all critical accounting policies and practices of the Company, the initial selection and any changes in accounting policies and alternative accounting treatment of material financial statement items, management judgments and accounting estimates, significant audit adjustments and disagreements with management, if any, and all material written communications between the independent registered public accountants and management. The Audit, Finance and Risk Management Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit, Finance and Risk Management Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the issue of PricewaterhouseCoopers LLP’s independence. Based upon such review and discussions, the Audit, Finance and Risk Management Committee has recommended to the Board of Trustees that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2008 for filing with the SEC.

By the Audit, Finance and Risk Management Committee,

Matina S. Horner, Chair

Daniel Dennis

Paul A. La Camera

William C. Van Faasen

Gerald L. Wilson

AUDIT AND RELATED FEES

The following sets forth fees incurred by NSTAR and its subsidiaries during 2008 and 2007 for services provided by PricewaterhouseCoopers LLP, the Company’s independent registered public accountants:

	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
2008	$1,616,650	$0	$0	$3,000
2007	$1,771,500	$0	$0	$3,000

Audit Fees - Audit Fees for 2008 and 2007 were for all audit services related to the Company’s financial statements and its internal controls in accordance with the standards of the Public Company Accounting Oversight Board. This category also includes fees related to services provided in connection with the Company’s financing transactions, including the preparation of comfort letters and consents.

All Other Fees - All Other Fees for 2008 and 2007 relate to an annual license fee for online accounting research services.

The Audit, Finance and Risk Management Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent registered public accountants annually. The Audit, Finance and Risk Management Committee has delegated authority to the Committee’s Chair to pre-approve such services in cases where a meeting of the full Committee is not feasible. All audit and non-audit services for which the Company has engaged PricewaterhouseCoopers LLP during 2008 and 2007 were either pre-approved by the Audit, Finance and Risk Management Committee or the Chair of the Audit, Finance and Risk Management Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Role of the Executive Personnel Committee. The Board of Trustees has delegated to its Executive Personnel Committee (“the Committee”) overall responsibility for establishing the compensation program for all executive officers, including the Named Executive Officers. In this role, the Committee sets compensation policy and compensation levels, reviews and approves performance goals and evaluates executive performance. Although this discussion and analysis refers principally to compensation for the Named Executive Officers, the same compensation principles and practices generally apply to all executive officers. The compensation of the Chief Executive Officer is subject to further review and the approval of the independent Board members.

Elements of Compensation. Total direct compensation is delivered primarily through a combination of three elements: base salary, annual cash incentive awards and long term equity-based incentive awards. Compensation is also provided through certain retirement, perquisite, severance, and health and welfare benefit programs. The Committee believes that a significant portion of total compensation should be incentive-based, and therefore the Company’s incentive and share-based plans have been designed to provide for targeted levels of approximately 75% of Mr. May’s total compensation and approximately 50% to 60% of total compensation for the other Named Executive Officers.

Compensation Objectives. The objectives of the Company’s compensation program for executive officers are to attract and retain highly-qualified executives, to reward the achievement of short term and long term performance objectives, and to provide total compensation to executives that is competitive with market conditions. The NSTAR compensation program utilizes performance-based compensation programs to reward individual and corporate performance and to link interests of executives with the Company’s shareholders.

Setting Compensation Levels. Based on these objectives, the Committee has structured the Company’s annual cash incentive and long term equity-based incentive compensation programs to motivate executives to achieve the Company’s business goals and to reward executives for favorable Company performance measured against these and other factors. In order to ensure that the Company also achieves its goal of providing market-based compensation levels to attract and retain top quality management, the Committee benchmarks total compensation against a group of urban utility companies. The Company and Towers Perrin work together to identify the companies comprising the urban utility benchmark group. The urban utility group and the companies comprising it are reviewed by the Committee annually and are generally stable from year to year, with any changes resulting mostly from mergers of companies within the group. As a secondary point of reference, the Committee reviews compensation data pertaining to general industry companies with revenues between $2 billion and $5 billion derived from the Towers Perrin database. Individual and Company performance is also a significant factor used in determining executive compensation.

The urban utility group used to benchmark the Company’s compensation program is comprised of 25 energy companies operating in major urban areas. For 2008, this peer group of companies consisted of:

AGL Resources	Equitable Resources	Public Service Enterprise
Ameren	Exelon	Puget Energy
CenterPoint Energy Inc.	First Energy	Sierra Pacific Resources
Consolidated Edison	FPL Group Inc.	TECO Energy Inc.
Constellation Energy	Great Plains Energy Inc.	WGL Holdings Inc.
DPL Inc.	Northeast Utilities	Wisconsin Energy Inc.
DTE Energy	Pepco Holdings	Xcel Energy Inc.
Duke Energy	Pinnacle West Capital
Energy East	Portland General Electric Co.

The Committee’s compensation philosophy is to target total compensation at the 50th percentile of the urban utility group, with the ability to earn higher levels of compensation depending on corporate and individual performance. The data for the urban utility group and the similar-sized general industry companies is reviewed at both the 50th and 75th percentiles in order to assess the competitiveness of the compensation programs within the marketplace for executive talent. In addition to benchmarking total compensation, the data are also used as a reference point to determine the mix of cash and equity compensation. Towers Perrin develops the benchmark and comparative compensation data described above and periodically reviews the Company’s executive compensation levels, the role and responsibilities of each executive, and the Company’s organizational structure. The Company’s internal pay relationship is derived from the data in the Towers Perrin studies and an internal assessment of the relative value of the executive positions. At the January 2008 meeting of the Committee, Towers Perrin presented a report which reviewed NSTAR’s executive compensation levels relative to the 50th and 75th percentiles of the urban utility group. Data with respect to the general industry companies was also provided.

The processes and procedures the Committee follows in determining executive compensation are discussed above under “Governance of the Company – Processes and Procedures for Considering and Determining Executive Officer Compensation.”

Analysis of Results for 2008

Base Salary. A portion of each executive’s compensation is base salary. In establishing base salary levels, the Committee’s primary consideration is to establish base salary at a competitive level which the Committee believes is necessary to attract and retain highly qualified individuals. While the Committee and the independent Board members take into account ongoing general financial and operating performance in determining the level of base salary for the Chief Executive Officer, they primarily consider the competitive executive compensation review of Towers Perrin. With respect to the other executives, including the Named Executive Officers, the Committee follows a similar process and also considers the recommendations of the Chief Executive Officer.

Based on the Committee’s executive compensation review in January 2008, the base salaries of each of the Named Executive Officers that were approved by the Committee approximate the 50th percentile of the base salaries of the urban utility group, which is the level determined by the Committee, based on the Towers Perrin’s studies, to be competitively necessary to attract and retain qualified individuals. Based on this information, and considering the appropriate allocation of base pay and performance-based incentive compensation, the Committee and the independent Board members set Mr. May’s base salary at $995,000, effective May 1, 2008.

Annual Incentive Compensation. NSTAR pays performance-based awards to encourage a high level of individual and team-based performance by its executives and to reward executives for achieving favorable corporate performance and individual and team goals. At the commencement of each year, and after the Board of Trustees has approved the Company’s annual Operating Plan, the Committee establishes a wide variety of corporate performance goals for the Company that are based on that Operating Plan. For 2008, the goals included a variety of financial and operational measures, which are described below. The Committee establishes target award levels for each executive based on the benchmarked group and market data described above, expressed as a percentage of each Named Executive Officer’s base salary. For each of the Named Executive Officers in 2008, Annual Incentive Plan target incentive compensation levels ranged from 45% to 100% of base salary, with a performance range of 0% to 200% of target and a maximum award of 200% of base salary. The Chief Executive Officer’s annual cash incentive target level of compensation was set at 100% of base pay for 2008. The Committee does not have pre-set performance formulas that establish actual award levels based on specific performance metrics. Many quantitative and qualitative factors are considered, including the difficulty of achieving such goals and the executive’s individual contribution to their achievement. At the end of the year, management prepares a comprehensive review of the Company’s performance for the year. Based on that analysis, the Chief Executive Officer recommends to the Committee payouts based on the Company’s overall corporate performance and achievement of the prior year’s Operating Plan performance goals, along with his assessment of the executive’s individual and team performance.

At its January 22, 2009 meeting, the Committee reviewed for consideration the many financial and operational performance factors established at the beginning of 2008, which it had reviewed previously at its December 17, 2008 meeting at which consensus had been reached regarding Company and executive performance and awards. It was noted that in executing its operating plan, the Company achieved increased earnings, reporting earnings of $2.22 per share for 2008, which exceeded its earnings per share goal of $2.20, and that the Company’s common share dividend was increased in November 2008 by 7.1%, outperforming the Edison Electric Institute (“EEI”) industry average of 5.8%. The Committee noted the Company’s extraordinary achievement in 2008 of a total return to shareholders of 5.1%, which far exceeded the EEI industry average return of -25.9% and the S&P 500 average return of -37%. Annualized total shareholder returns for the past one, three, five and ten year periods were reported to have totaled 5.1%, 12.7%, 13% and 10.7%, respectively, outperforming the industry and the market over each of those time periods; and that the Company’s pension plan asset investment performance was below its expectations due to the recent disruption in the financial markets. The Committee also noted that the Company is the only company in the EEI Index to have achieved a positive shareholder return for 12 consecutive years. In addition, the Committee took into account the Company’s continuing superior credit ratings, shown to be the highest of any U.S. investor-owned utility as reported by EEI, with credit ratings of “A/A+” as compared to an average of “BBB” for the industry. This strong financial position provided uninterrupted access to the capital and commercial paper markets and this liquidity saved millions in short term interest costs. The Committee considered that the Company’s operating results met all regulatory system reliability targets and that most achieved or exceeded the goals established by the Committee at the beginning of the year, noting that average months between interruptions was 11.8 months, exceeding the goal of 11.3 months. The outage restoration time of 76.6 minutes was also noted to be in the first quartile compared to the Company’s peers, but behind the aggressive target of 70 minutes. Customer service targets were also achieved, with the number of meters read on time increasing to 98.9%, exceeding the target of 98.8%, and the number of customer calls answered within 30 seconds increasing to 85.4%, exceeding the target of 82%. The Committee did not formally weight any of the performance factors.

Based on the Committee’s review of the Company’s overall performance, including the factors described above and the recommendation process described above, and particularly in light of the Company’s extraordinarily strong share price performance in 2008, the Committee approved cash incentive payouts for the Company’s Named Executive Officers at levels that ranged from 90% to 171% of base pay.

In arriving at Mr. May’s actual annual incentive payment of $1,700,000, which was 171% of base pay, the Committee and the Board considered the totality of the Company’s financial and operating performance described above. Key focus areas for reviewing the other Named Executive Officers’ performance included:

1.	James J. Judge - earnings per share, capital costs, credit ratings, pension plan performance, regulatory initiatives and outcomes and energy supply;

2.	Douglas S. Horan - earnings per share, unregulated operations performance and legal and regulatory initiatives and outcomes;

3.	Werner J. Schweiger - earnings per share, execution of capital plan, electric system reliability, service restoration, gas operations and safety metrics;

4.	Joseph R. Nolan, Jr. - earnings per share, customer service quality metrics, energy efficiency program results and regulatory and legislative initiatives and outcomes.

At the Board’s January 22, 2009 meeting, the Committee reviewed with the independent members of the Board the Committee’s determination of the Annual Incentive Plan payout for Mr. May, and the independent members of the Board concurred with the Committee’s determination and also approved the payout.

Long Term Incentive Compensation. At its January 2008 meeting, the Committee made equity-based awards to executives under a shareholder approved equity compensation plan, the NSTAR 2007 Long Term Incentive Plan. The awards for each executive were based on the award target levels derived from the benchmarking information described above for such positions. In addition, the Committee considered recommendations from the Chief Executive Officer based on his assessment of each executive’s ability to influence corporate performance. The Committee believes that equity-based compensation under the Plan ensures that executives have a continuing stake in the long term success of the Company and that executive interests are aligned with those of NSTAR Shareholders. The ability of executives to realize the full value of the 2008 awards is dependent upon continued financial, operational and stock price performance and on the executive remaining employed at the Company for a specified number of years.

Reflecting the Committee’s determination to emphasize the long term equity component of the executives’ overall compensation package, long term incentive award targets for 2008 for the Named Executive Officers were generally between the 50th and 75 th percentile of the urban utility group, as measured by Towers Perrin’s market benchmarking analysis. 2008 equity awards reflected a mix (based on the value of the different awards) of 40% performance shares with dividend equivalent awards, 40% deferred shares with dividend equivalent awards, and 20% stock options, all subject to Plan restrictions. For Mr. May, the Committee set a long term incentive award target that was at approximately the 50th percentile of the urban utility group. Mr. May’s long term incentive awards were granted in the form of 30,000 performance shares, with dividend equivalent awards, 30,000 deferred shares with dividend equivalent awards, and stock options to purchase 150,000 Common Shares.

The value of these awards is reflected in the “Grants of Plan-Based Awards” table.

Deferred share awards and stock options vest at the rate of 33 1/3% per year over a three-year period from the date of grant. The options may be exercised over a ten-year period. The Executive Personnel Committee of the Board of Trustees approves stock-based awards for all executive and other key employees. However, because the Chief Executive Officer’s award must also be approved by the independent members of the Board of Trustees, the Executive Personnel Committee and the Board of Trustees established that the grant date for annual stock-based awards under the Plan is to be the date on which the Board of Trustees approves the Chief Executive Officer’s stock award.

Performance shares vest only if the Company achieves preset targets during the three-year performance period. For the initial performance period (covering 2008-2010), the Committee determined that the performance criteria should be based on metrics tied to corporate financial performance and shareholder returns. As a result, the Committee determined it appropriate to use (i) average earnings per share growth (adjusted for certain non-recurring items) “EPSG”; and (ii) relative total shareholder return, “TSR”, measured against the performance of companies that comprise the EEI Utility Index. At the end of the three-year period, shares vest based on a performance matrix which provides no vesting of awards if the Company’s EPSG is less than 2%. The performance matrix provides for vesting of awards if EPSG is equal to or greater than 2% with vesting award opportunities from 10% to 170% depending on EPSG and relative TSR performance. The EPSG matrix has a range of from less than 2% to more than 9%, while the range of the TSR matrix is from below the 20th percentile to more than the 90th percentile. The Committee has determined that the target payout should be achievable but challenging and that target vesting may be achieved at various combinations of EPSG and TSR performance. For example, the performance matrix provides for vesting at 100% of target if the Company achieves 6% EPSG and relative TSR of 50%. In addition, the value of any performance shares that actually vest increases over the vesting period if the Company’s share price appreciates.

Other Elements of Compensation

Retirement Benefits. The Company maintains certain broad-based benefit plans in which Company employees, including the Named Executive Officers, are entitled to participate. These plans include health and life insurance, a qualified 401(k) savings plan and a qualified defined benefit pension plan. The qualified 401(k) savings plan includes a Company matching contribution equal to 50% of the first 8% of eligible base salary and annual cash incentive contributed by the employee, subject to Internal Revenue Code limitations. The qualified defined benefit pension plan is a final average pay plan which is also limited by Internal Revenue Code restrictions.

Because pension benefits under the qualified defined benefit pension plan are limited by Internal Revenue Code restrictions, the Company sponsors two supplemental non-qualified programs: the Excess Benefit Plan, designed to make up for limits imposed by the qualified defined benefit pension plan by the Internal Revenue Code, and the Supplemental Executive Retirement Plan, designed to provide (together with the qualified defined benefit pension plan and the excess benefit plan) pension benefits for vested participants equal to 60% of such participants’ pre-retirement compensation (reduced by the value of 50% of the participants’ primary Social Security benefit). Amounts payable under these plans are based on base salary and annual cash bonus payments, which is consistent with the goal of providing a retirement benefit that replaces a percentage of pre-retirement income. These plans are described in the narrative accompanying the “Pension Benefits” table below. These non-qualified programs are typically offered to utility industry executives. The Company provides these plans (and the benefits and plans listed below) to maintain a competitive benefits package for executives.

Deferred Compensation. The Company maintains a non-qualified deferred compensation plan that allows executives, including the Named Executive Officers, to defer up to 50% of base salary and all annual incentive payments and stock incentive awards. The Plan provides for a gain or loss on deferred amounts based on a wide range of publicly available individual securities and mutual funds available to the executives. The Company provides these benefits to maintain a competitive benefits package for executives. The availability of this benefit is not a factor that the Committee considers in determining total compensation.

Perquisites. The Company provides perquisites which are consistent with peer companies, as described in the Summary Compensation Table. The current level of perquisites does not factor into decisions on total compensation.

Termination/Change in Control Agreements

Executives do not have employment agreements and do not participate in a formal severance plan.

The Company has a program in place under which senior executives have agreements that provide them with potential compensation upon a change in control of the Company. The Company has entered into these agreements because it believes that providing compensation in the event of a change in control is necessary to attract and retain high quality executives and to ensure the executives remain focused on the business of the Company during the period leading up to a possible change in control. The terms of these agreements and the amounts payable under them are consistent with general industry practice and were not derived from a negotiation process with our executives. The agreements are described below under “Potential Payments upon Termination or Change in Control.” Under these agreements, unvested awards vest upon a change in control, and the executive is entitled to severance benefits if within 24 months following a change in control the executive is terminated involuntarily (other than for cause), or terminates employment for “good reason.” The Company believes this form of “double-trigger” agreement provides each executive with compensation in the event of a change in control, while still providing an incentive for the executive to remain employed with the Company for the transition period following a change in control.

Other Policies Regarding Executive Stock Ownership

In order to directly align the interests of our executive officers with the interests of Shareholders, the Committee has recommended and the Board of Trustees has approved share ownership guidelines of five times base salary for the Chief Executive Officer, three times base salary for senior executive officers and two times base salary for all other executive officers. These guidelines allow the executives five years from the date of employment as an executive officer to achieve these levels of ownership. Each of the Named Executive Officers has achieved these ownership guidelines.

Tax and Accounting Considerations

The NSTAR 1997 Share Incentive Plan and the 2007 Long Term Incentive Plan were approved by Shareholders, and option awards thereunder and performance share units awarded in 2009 have been structured to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Company believes that the availability of a tax deduction for other forms of compensation is secondary to the goal of providing market-based compensation to attract and retain highly qualified executives.

The Company has adopted the provisions of Statement of Financial Accounting Standard No. 123(R). In general, the Company and the Committee do not take accounting considerations into account in structuring compensation arrangements.

Equity Grant Practices

Historically, equity awards were made in April of each year. Beginning in 2008, equity awards are made at the January meeting of the Executive Personnel Committee, (subject to the further approval of the Board of Trustees of the Chief Executive Officer’s award) when the Committee also determines base salary, annual and long term incentive compensation targets and annual and long term incentive awards. The date of this meeting is chosen several months in advance, and therefore awards are not coordinated with the release of material non-public information.

EXECUTIVE PERSONNEL COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review, the Committee recommends to the Board of Trustees that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

By the Executive Personnel Committee,

Gary L. Countryman, Chair

Thomas G. Dignan, Jr.

Charles K. Gifford

Sherry H. Penney

William C. Van Faasen

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2008, 2007 and 2006. The Company has not entered into any employment agreements with any of the Named Executive Officers. Amounts listed under column “Non-Equity Incentive Plan Compensation” were determined by the Committee at its January 20, 2009 meeting and, to the extent not deferred by the executive, were paid out on January 22, 2009.

Name and Principal Position	Year	Salary ($)		Stock Awards (1)($)		Option Awards (2)($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (3)($)		All Other Compen- sation (4)($)		Total ($)
Thomas J. May– Chairman, President and Chief Executive Officer	2008 2007 2006	$ $ $	983,000 949,333 915,000	$ $ $	3,449,086 3,231,821 3,179,438	$ $ $	802,758 679,542 521,667	$ $ $	1,700,000 1,500,000 1,500,000	$ $ $	32,299 391,823 1,330,121	$ $ $	87,025 83,228 67,326	$ $ $	7,054,168 6,835,747 7,513,552
James J. Judge– Senior Vice President, Treasurer and Chief Financial Officer	2008 2007 2006	$ $ $	426,667 402,333 379,667	$ $ $	498,200 412,186 373,419	$ $ $	185,500 176,256 156,294	$ $ $	500,000 450,000 450,000	$ $ $	324,933 231,926 188,033	$ $ $	20,828 20,622 19,246	$ $ $	1,956,128 1,693,323 1,566,659
Douglas S. Horan– Senior Vice President, Strategy, Law & Policy, Secretary and General Counsel	2008 2007 2006	$ $ $	408,167 392,500 376,667	$ $ $	456,753 394,744 367,257	$ $ $	176,540 169,424 154,579	$ $ $	475,000 440,000 440,000	$ $ $	402,868 317,875 327,994	$ $ $	25,240 24,558 22,497	$ $ $	1,944,568 1,739,101 1,688,994
Werner J. Schweiger– Senior Vice President, Operations	2008 2007 2006	$ $ $	401,333 384,167 366,667	$ $ $	456,753 394,744 367,257	$ $ $	176,540 169,424 154,579	$ $ $	475,000 420,000 410,000	$ $ $	155,074 138,517 134,423	$ $ $	18,662 18,603 17,349	$ $ $	1,683,362 1,525,455 1,450,275
Joseph R. Nolan, Jr.– Senior Vice President, Customer & Corporate Relations	2008 2007 2006	$ $ $	306,500 293,500 279,000	$ $ $	253,891 244,073 249,567	$ $ $	107,139 104,856 91,216	$ $ $	280,000 260,000 260,000	$ $ $	81,449 35,458 46,810	$ $ $	20,929 20,662 19,288	$ $ $	1,049,908 958,549 945,881

(1)	Reflects the fair value of Deferred Common Share expense recognized for the fiscal years ended December 31, 2008, 2007 and 2006, in accordance with the requirements of SFAS 123(R). Also reflected is the fair value of performance share units recognized for the fiscal year ended December 31, 2008. Further information relating to fair values are disclosed in the notes to the audited financial statements on the Company’s Form 10-K for the fiscal year ended December 31, 2008.

(2)	Reflects the fair value of options expense recognized for the fiscal years ended December 31, 2008, 2007 and 2006, in accordance with the requirements of SFAS 123(R). Assumptions used in the calculation of these amounts are disclosed in the notes to the audited financial statements on the Company’s Form 10-K for the fiscal year ended December 31, 2008.

(3)	Reflects the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company determined using the same discount rate and mortality rate assumptions used by the Company for financial statement purposes. There were no above-market earnings in deferred compensation value during 2008, 2007 or 2006, as the terms of the Deferred Compensation Plan provide for market-based investments, including Company Common Shares.

(4)	The amounts in this column include matching 401(k) savings plan contributions in 2008, 2007 and 2006 for each of the Named Executive Officers in the amount of $9,200, $9,000 and $8,800, respectively. Perquisites include a financial planning and health services plan, amounts paid by the Company for Company-leased vehicles and home security systems and tickets to sporting events. The imputed income and tax gross up amount for a life insurance benefit granted in 2005 to Mr. May included in the table for 2008, 2007 and 2006 is $53,573, $52,131 and $37,576, respectively. Perquisites are valued based upon the incremental, direct cost to the Company.

GRANTS OF PLAN-BASED AWARDS

Annual cash incentive awards are made under the Company’s Annual Incentive Plan. The deferred share, performance share and option awards to the Named Executive Officers in 2008 were granted under the NSTAR 2007 Long Term Incentive Plan. The deferred shares and stock option awards are time-vested at the rate of 33 1/3% per year over a three-year period from the date of the grant. Performance share units will vest only if certain performance targets are achieved at the end of the three-year performance period. Dividend equivalent awards accompany the awards of deferred shares and performance share units and are based upon the Company’s prevailing dividend rate. No dividend equivalents apply to the option awards upon vesting. Vested options may be exercised over a ten-year period from the grant date.

Name	Grant Date	Estimated Possible Payouts Under Non-equity (Cash) Incentive Plan			Estimated Possible Payouts Under Equity Incentive Plan (1)			All Other Stock Awards: # of Shares	All Other Option Awards: # of Options	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards (2) ($)
		Thres- Hold ($)	Target ($)	Maximum ($)	Thres- Hold (#)	Target (#)	Maximum (#)
Thomas J. May	01-24-08 01-24-08 01-24-08	$0	$995,000	$1,990,000	3,000	30,000	51,000	30,000	150,000	$32.45	$ $ $	973,500 564,000 981,000
James J. Judge	01-24-08 01-24-08 01-24-08	$0	$261,000	$870,000	750	7,500	12,750	7,500	30,000	$32.45	$ $ $	243,375 112,800 245,250
Douglas S. Horan	01-24-08 01-24-08 01-24-08	$0	$248,100	$827,000	650	6,500	11,050	6,500	30,000	$32.45	$ $ $	210,925 112,800 212,550
Werner J. Schweiger	01-24-08 01-24-08 01-24-08	$0	$244,200	$814,000	650	6,500	11,050	6,500	30,000	$32.45	$ $ $	210,925 112,800 212,550
Joseph R. Nolan	01-24-08 01-24-08 01-24-08	$0	$139,725	$621,000	350	3,500	5,950	3,500	15,000	$32.45	$ $ $	113,575 56,400 114,450

(1)	In 2008 the Named Executive Officers were awarded performance shares as part of their long term incentive plan awards. The performance period runs from January 1, 2008 through December 31, 2010. Performance awards will be earned based on meeting preset targets involving the company’s EPS growth and the Company’s TSR percentile ranking relative to a comparator group comprised of companies within the Edison Electric Institute Index. Earned awards will be paid with common shares of NSTAR stock in early 2011.

(2)	The stock options granted January 24, 2008 had a grant date fair value of $3.76. In accordance with the requirements of SFAS 123(R), the fair value was estimated using the Black-Scholes option pricing model. Assumptions used for the model are as follows: expected life (years), 6.0; risk-free interest rate, 3.17%; volatility, 16.4%; dividends, 3.81%. Deferred shares were granted at full market closing price of NSTAR’s Common Shares on date of grant of $32.45. The fair value of the performance share units were $32.70 for the targeted performance level using a binomial option-pricing model.

OUTSTANDING EQUITY AWARDS AT YEAR-END

The following represents deferred share and option awards under the NSTAR 1997 Share Incentive Plan and the NSTAR 2007 Long Term Incentive Plan. The market value of unvested stock awards was based on the Company’s year-end 2008 closing share price of $36.49. Vested options may be exercised over a ten-year period from date of grant.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (2)	Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
Thomas J. May	200,000		$21.6000	04-30-2013
	200,000		$24.2050	04-28-2014
	200,000		$29.6000	06-09-2015
	133,333	66,667	$27.7300	04-27-2016
	62,000	124,000	$36.8900	05-03-2017
		150,000	$32.4500	01-24-2018	256,252	$9,350,635	51,000	$1,860,990
James J. Judge	35,000		$24.2050	04-28-2014
	60,000		$29.6000	06-09-2015
	33,334	16,666	$27.7300	04-27-2016
	13,333	26,667	$36.8900	05-03-2017
		30,000	$32.4500	01-24-2018	20,833	$760,196	12,750	$465,248
Douglas S. Horan	20,000		$29.6000	06-09-2015
		16,000	$27.7300	04-27-2016
	12,000	24,000	$36.8900	05-03-2017
		30,000	$32.4500	01-24-2018	18,833	$687,216	11,050	$403,215
Werner J. Schweiger	20,000		$22.0600	03-01-2012
	30,000		$22.6650	04-24-2012
	35,000		$21.6000	04-30-2013
	70,000		$24.2050	04-28-2014
	60,000		$29.6000	06-09-2015
	32,000	16,000	$27.7300	04-27-2016
	12,000	24,000	$36.8900	05-03-2017
		30,000	$32.4500	01-24-2018	18,833	$687,216	11,050	$403,215
Joseph R. Nolan, Jr.		11,667	$27.7300	04-27-2016
	6,667	13,333	$36.8900	05-03-2017
		15,000	$32.4500	01-24-2018	10,000	$364,900	5,950	$217,116

(1)	Unexercisable options will vest as follows: for Mr. May, 178,667 between 1/24/09 and 5/3/09, 112,000 between 1/24/10 and 5/3/10 and 50,000 on 1/24/11; for Mr. Judge, 40,000 between 1/24/09 and 5/3/09, 23,333 between 1/24/10 and 5/3/10 and 10,000 on 1/24/11; for Mr. Horan, 38,000 between 1/24/09 and 5/3/09, 22,000 between 1/24/10 and 5/3/10 and 10,000 on 1/24/11; for Mr. Schweiger, 38,000 between 1/24/09 and 5/3/09, 22,000 between 1/24/10 and 5/3/10 and 10,000 on 1/24/11; and for Mr. Nolan, 23,333 between 1/24/09 and 5/3/09, 11,667 between 1/24/10 and 5/3/10 and 5,000 on 1/24/11.

(2)	Shares will vest as follows: for Mr. May, 218,919 between 1/24/09 and 5/3/09, 27,333 between 1/24/10 and 5/3/10 and 10,000 on 1/24/11; for Mr. Judge, 11,833 between 1/24/09 and 5/3/09, 6,500 between 1/24/10 and 5/3/10 and 2,500 on 1/24/11; for Mr. Horan, 10,833 between 1/24/09 and 5/3/09, 5,833 between 1/24/10 and 5/3/10 and 2,167 on 1/24/11; for Mr. Schweiger, 10,833 between 1/24/09 and 5/3/09, 5,833 between 1/24/10 and 5/3/10 and 2,167 on 1/24/11; and for Mr. Nolan, 5,667 between 1/24/09 and 5/3/09, 3,167 between 1/24/10 and 5/3/10 and 1,166 on 1/24/11.

(3)	The amount shown includes the unvested portion of performance share awards with respect to the three year performance period ending December 31, 2010. The awards reflect the maximum number of performance shares based on actual results for the first year of the performance period available to each Named Executive Officer and are valued at $36.49, the closing price on December 31, 2008.

OPTION EXERCISES AND STOCK VESTED

In 2008, one-third of deferred shares granted under the NSTAR 1997 Share Incentive Plan in each of 2005, 2006 and 2007 vested. The deferred share number and value below include dividend equivalents which are added when vested.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Thomas J. May	-	-	68,072	$2,262,923
James J. Judge	35,000	$412,825	14,809	$490,763
Douglas S. Horan	16,000	$124,320	14,102	$467,782
Werner J. Schweiger	20,000	$198,815	14,102	$467,782
Joseph R. Nolan, Jr.	34,334	$108,996	8,538	$285,116

(1)	Messrs. Judge, Horan and Schweiger have deferred 100% of their vested stock awards, Mr. Nolan deferred 67% of his vested stock awards and Mr. May deferred 0% of his vested stock awards in accordance with the Company’s Non-Qualified Deferred Compensation Plan.

PENSION BENEFITS

Tax Qualified Pension Plan. NSTAR maintains a tax-qualified defined benefit plan (the “Pension Plan”) for substantially all employees of the Company, including the Named Executive Officers. Under the Pension Plan, benefits are based on the following factors:

•	Participants receive a benefit based upon a percentage of the participant’s final average compensation, subject to a $230,000 statutory limitation (as indexed) on eligible compensation.

•	The percentage of final average compensation is determined by totaling the participant’s “annual benefit credits” up to a maximum of 325% (525% for employees hired before August 18, 1999).

•

Annual benefit credits range from 5% for years of service under age 25 to 15% for years of service on and after attaining age 55. Additional annual benefit credits of up to 20% apply for employees hired before August 18, 1999.

•

Final average compensation is the average of any three years of annual qualified compensation within the participant’s last ten years of employment that produces the highest average pay. Annual qualified compensation includes each participant’s base pay, lump sum merit increases and certain incentive awards.

•	The normal retirement age is 65. The Pension Plan has a five-year vesting provision.

•	Benefits are payable following termination of employment either as a lump sum or in one of several annuity options.

Excess Benefit Plan. For employees who are affected by federal tax rules that limit the amount of compensation that may be taken into account for determining the Pension Plan benefit, including our executive officers, we maintain a non-qualified excess benefit plan (the “Excess Benefit Plan”). The Excess Benefit Plan is designed to provide the benefits that would be payable under the Pension Plan but for the statutory limitations imposed by the Internal Revenue Code. Amounts payable under the Excess Benefit Plan are generally available in the same form as the participant’s benefits under the Pension Plan. In addition, amounts payable under the Excess Benefit Plan are offset by amounts payable under the Pension Plan.

Supplemental Executive Retirement Plan. NSTAR also maintains a non-qualified, supplemental executive retirement plan (“SERP”) to provide our executives, including the Named Executive Officers, with competitive retirement benefits and to encourage their continued employment. Under the SERP, benefits are based on the following factors:

•	The SERP provides a maximum benefit of 60% of eligible compensation after attainment of 20 years of credited service and age 62 (age 60 as to executive officers appointed prior to 1996).

•

Participants who attain age 55 and have completed five years of service with the Company are eligible to receive a reduced annual benefit equal to the amount the participant would have received at age 62 less 0.41666% times the number of months between the participant’s benefit commencement date and attainment of age 62.

•

SERP benefits are based upon a straight life annuity and are reduced by up to 50% of the participant’s primary Social Security benefit and by the amount of the combined benefits the participant receives under the Pension Plan and the Excess Benefit Plan.

•	A participant may elect to receive his or her SERP benefit in the form of a single life annuity, a spousal joint and survivor annuity or as a lump sum.

Messrs. May and Horan are both over 55 years old and are fully vested in their respective accrued SERP benefits.

For certain participants, the benefits payable under the SERP differ from those described above. The SERP benefit payable to Mr. Schweiger is fully vested and is further reduced by benefits he is entitled to receive under previous employers’ retirement plans. Upon retirement, Mr. May is entitled to receive the greater of the benefit payable under the SERP or the Key Executive Benefit Plan. Under the Key Executive Benefit Plan, Mr. May is entitled to an alternative supplemental retirement benefit equal to 33% of final base salary annually for 15 years in lieu of the benefits provided under the SERP. Benefits that would be available under the Key Executive Benefit Plan are less than those available under the SERP and therefore have not been included in the present value of accumulated benefit shown below. NSTAR does not have a policy of granting extra years of credited service, except in the case of the change in control agreements discussed below.

The following table shows the estimated present value of annuities under NSTAR’s pension plans, determined using the same discount rate and mortality assumptions used in the Company’s financial statements which are included in Note G to the Company’s audited financial statements on Form 10-K for the fiscal year ended December 31, 2008 as filed with the SEC on February 9, 2009. No pension payments were made to the Named Executive Officers during 2008.

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
Thomas J. May	Qualified	32.50	$2,080,735
	Excess	32.50	8,130,503
	SERP	20.00	6,220,873
	Total		$16,432,111
James J. Judge	Qualified	31.33	$1,415,001
	Excess	31.33	1,344,226
	SERP	20.00	1,074,976
	Total		$3,834,203
Douglas S. Horan	Qualified	31.42	$2,003,295
	Excess	31.42	1,590,700
	SERP	20.00	1,823,524
	Total		$5,417,519
Werner J. Schweiger	Qualified	6.83	$116,543
	Excess	6.83	297,745
	SERP	6.83	271,685
	Total		$685,973
Joseph R. Nolan, Jr.	Qualified	23.42	$345,104
	Excess	23.42	504,875
	SERP	9.33	-
	Total		$849,979

NON-QUALIFIED DEFERRED COMPENSATION

The Company maintains a non-qualified deferred compensation plan that allows executives, including the Named Executive Officers, to defer up to 50% of base salary and all annual incentive payments and stock incentive awards. Investment measures are used to adjust from time to time the participant’s account balances under the plan. Currently, participants may select publicly-traded securities and mutual funds as investments, and the aggregate earnings represent market return on those investments. The Company maintains a Rabbi Trust and matches all investment elections with actual investments. At the time of a deferral election, participants may elect to receive payment of such amounts at a date fixed at the time of deferral at least five years after such deferral, which may be extended up to the participant’s retirement date or other termination of employment. Amounts credited to the participant’s account as a result of the selected investment measures are paid at termination of employment or retirement. Participants and their beneficiaries may also receive their account balance upon death or total and permanent disability. Payouts under the plan are made in the form of a lump sum or over a period of five, ten or fifteen years.

Name	Executive Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE (2) ($)
Thomas J. May	$-	$(1,189,831)	$-	$23,707,632
James J. Judge	$483,647	$(719,195)	$-	$5,474,174
Douglas S. Horan	$550,999	$(772,184)	$-	$5,044,019
Werner J. Schweiger	$874,909	$(496,388)	$-	$4,539,165
Joseph R. Nolan, Jr.	$244,919	$(2,754)	$79,013	$2,049,092

(1)	The amounts reported in this column for each Named Executive Officer are reflected as compensation to such Named Executive Officer in the Summary Compensation Table.

(2)	The aggregate balances are based on the fair market value of investments as of December 31, 2008. The aggregate balances include compensation deferred of approximately $14.7 million by Mr. May; $4.7 million by Mr. Judge; $3.9 million by Mr. Horan; $4.2 million by Mr. Schweiger; and $1.8 million by Mr. Nolan, during the period 1990-2008. Amounts deferred during 2006, 2007 and 2008 have been reflected in the Summary Compensation Table. The aggregate balances also reflect earnings primarily related to their investment in NSTAR Common Shares of approximately $9.0 million for Mr. May; $729,000 for Mr. Judge; $1.2 million for Mr. Horan; $297,000 for Mr. Schweiger; and $204,000 for Mr. Nolan over that time period.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Set forth below is the amount of compensation that each of the Named Executive Officers of the Company would receive in the event of termination of such executive’s employment, including following death or total and permanent disability, or a change in control that is incremental to amounts previously earned and accrued by the executive for performance of duties to the date of termination. The amounts shown assume that such termination or change in control was effective as of December 31, 2008, and are estimates of the amounts which would be paid out to the executives or their named beneficiary upon their termination due to death or total and permanent disability or upon a change in control. For the equity component of such compensation, the Company used the closing price of NSTAR Common Shares as of December 31, 2008. The following payments are in addition to the present value of accumulated pension benefits and the aggregate amount of non-qualified deferred compensation for the Named Executive Officers as reported in this proxy statement. The actual amounts to be paid out can only be determined at the time of such events.

The total benefits payable to each of the Named Executive Officers for the events described below, if an event occurred on December 31, 2008, are as follows:

	Death or Disability ($)	Change in Control ($)	Change in Control and Termination of Employment ($)
Thomas J. May	$3,549,687	$11,635,348	$23,937,518
James J. Judge	$832,795	$1,301,083	$9,561,948
Douglas S. Horan	$766,138	$1,185,773	$5,469,201
Werner J. Schweiger	$766,138	$1,185,773	$6,190,381
Joseph J. Nolan, Jr.	$436,478	$655,418	$3,595,430

Payments Made Upon Termination of Employment

Executives do not participate in a formal severance program. In the event of termination of employment, severance benefits are determined on a case by case basis.

Payments Made Upon Death or Disability

Under the terms of the NSTAR 1997 Share Incentive Plan and 2007 Long Term Incentive Plan, unvested option awards under both Plans and deferred share awards made under the 2007 Plan immediately vest upon death or total and permanent disability. The cash value of option and deferred share awards that would have vested if death or total and permanent disability occurred at December 31, 2008 for each of the Named Executive Officers are set forth above.

Mr. May is entitled to benefits under certain company-owned and term life insurance policies. As of December 31, 2008, Mr. May’s beneficiary would have been entitled to a payment of $5.8 million under these policies.

Payments Upon a Change in Control

Under the terms of the NSTAR 1997 Share Incentive Plan and 2007 Long Term Incentive Plan and the Change in Control Agreements described below, all unvested awards immediately vest upon a change in control. The definition of change in control is the same as that used for the Change in Control Agreements described below. The cash value of equity awards that would have vested if a change in control had occurred at December 31, 2008 for each of the Named Executive Officers is set forth above.

Payments Upon a Change in Control and Termination of Employment

During 2008, each of the Named Executive Officers was a party to a Change in Control Agreement, which provides severance benefits in the event of certain terminations of employment following a change in control. These benefits are summarized below. A change in control is defined to include the acquisition of more than 50% of our Common Shares, our current trustees (or their designated successors) ceasing to be a majority of the NSTAR Board, a consolidation, merger or other reorganization or sale or other disposition of all or substantially all of the assets of NSTAR (other than certain defined transactions), or approval by our Shareholders of a complete liquidation or dissolution of NSTAR.

The Change in Control agreements are “double-trigger” agreements. They provide that if within 24 months following a change in control, the executive’s employment was to be terminated other than for cause or the executive was to terminate his or her employment for good reason (these terms are defined in the next paragraph), the Named Executive Officer would receive severance pay in an amount equal to three times the sum of his or her annual base salary at the rate in effect immediately prior to the date of termination or immediately before the change in control, whichever is higher, plus an amount equal to three times his or her actual bonus under our annual incentive bonus plan paid during the most recently completed fiscal year, or three times his or her target bonus awards under the annual incentive bonus plan for the fiscal year in which the termination occurs, whichever is higher. In addition, the agreements provide for a pro-rated target bonus and long term compensation payment for the year in which the termination occurs, the immediate vesting of any awards and payment of deferred compensation amounts upon such termination and payments equal to the benefit the executive would have received under NSTAR’s retirement plans, assuming the executive was vested and remained employed for an additional three years. For three years following any such termination of employment, the executive would be entitled to participate in all welfare plans provided by NSTAR. The current agreements further provide for a “gross-up” payment under which, if amounts paid under such agreements would be subject to a federal excise tax on “excess parachute payments,” NSTAR would pay the executive an additional amount, so that after payment of all such taxes by the executive, the executive will have received the amount otherwise payable in the absence of any such taxes.

The term “cause” as used in the agreements means commission of a felony or gross neglect of duty, conviction of a crime involving moral turpitude, or willful failure to perform duties. The term “good reason” means a diminution in the executive’s responsibilities or the assignment to the executive of duties inconsistent with his prior responsibilities, reduction in compensation or benefits, or relocation outside of the greater Boston metropolitan area.

PROPOSAL NUMBER TWO: RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit, Finance and Risk Management Committee appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the 2009 fiscal year. PricewaterhouseCoopers LLP has been the independent registered public accountants of the Company since the formation of NSTAR in 1999, and served as the independent registered public accountants of Boston Edison Company prior to the 1999 merger that created NSTAR. Neither PricewaterhouseCoopers LLP nor any of its members has any direct or indirect financial interest in or any connection with the Company in any capacity other than as NSTAR’s independent registered public accountants. Shareholder approval of the Audit, Finance and Risk Management Committee’s appointment is not required by law, but the Board of Trustees believes that it is consistent with principles of good corporate governance that public companies give Shareholders an opportunity to ratify this appointment. A representative of PricewaterhouseCoopers LLP is expected to be at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to Shareholder questions. If this proposal is not approved, the Audit, Finance and Risk Management Committee may reconsider its appointment.

Even if the appointment is ratified, the Audit, Finance and Risk Management Committee may, in its discretion, change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its Shareholders.

Recommendation of the Board of Trustees

The Board of Trustees has approved the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2009 and recommends that Shareholders vote FOR Proposal Number Two. Proxies solicited by the Board of Trustees will be so voted unless Shareholders specify otherwise.

PROPOSAL NUMBER THREE: AMENDMENT TO DECLARATION OF TRUST

TO REQUIRE A MAJORITY VOTE STANDARD FOR THE ELECTION

OF TRUSTEES IN UNCONTESTED ELECTIONS

Section 52 of NSTAR’s Declaration of Trust currently requires that trustees be elected by a plurality vote standard in all elections of trustees. Under a plurality standard, the trustee nominees receiving the most votes cast in their favor will be elected as trustees as long as there is a quorum.

The Company believes that the trend among public companies has become to adopt majority voting requirements for the election of trustees in uncontested elections. Uncontested elections are elections in which the number of nominees equals the number of trustees to be elected. The Board has unanimously approved, and now recommends Shareholder approval of, an amendment to the Company’s Declaration of Trust that would require a trustee nominee in an uncontested election for trustees to receive a majority of the vote cast in order to be elected as a trustee. In contested elections where the number of nominees exceeds the number of trustees to be elected, the vote standard would continue to be a plurality of the votes cast. If Shareholders approve this proposal, Section 52 of the NSTAR Declaration of Trust will be amended to read as follows:

“52. Requisite Vote to Act. A nominee for Trustee shall be elected as a Trustee if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that Trustees shall be elected by a plurality of the votes cast at any meeting of Shareholders for which (i) the clerk of the Company receives a notice that a Shareholder has nominated a person for election as a Trustee in compliance with the advance notice requirements for Shareholder nominees for Trustee set forth in the Bylaws of the Company and (ii) such nomination has not been withdrawn by such Shareholder on or prior to the day next preceding the date the Company first mails its notice of meeting for such meeting to the Shareholders. Except as otherwise herein provided, when a quorum is present at any meeting, a majority of the shares represented at the meeting and entitled to vote upon any question (other than the election of trustees) properly brought before the meeting shall decide such question. Provisions hereunder for a majority vote of Shareholders at a meeting mean a vote of the holders of a majority of those shares entitled to vote thereon which are represented in person or by proxy at such meeting.”

The election of trustees is the primary means by which Shareholders can influence corporate governance policies and hold management accountable for its implementation of those policies. Under the majority vote standard, a trustee nominee would have to receive support of a majority of the votes cast in an uncontested election in order to be elected or re-elected to the Board. Our Board believes that implementation of a majority vote standard will insure that only trustees with broad acceptability among the voting Shareholders are elected to the Board and will better enable us to meet our goal of ensuring that our corporate governance policies foster accountability to Shareholders.

Under the Declaration of Trust, a trustee continues to serve in office until his or her successor is elected, even if the nominee does not receive the required vote. To address the potential for a “holdover trustee” if the new majority vote standard is adopted, the Board has approved a new provision to be added to the NSTAR Corporate Governance Guidelines entitled “Policy on Trustee Elections” to read as follows:

“A Trustee who fails to receive the required number of votes for re-election in accordance with the Declaration of Trust shall offer to resign. In addition, the trustee whose resignation is under consideration shall abstain from participating in any decision regarding that resignation. The Board Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept a trustee’s resignation. The Board shall publicly disclose its decision regarding the resignation within ninety (90) days after the results of the election are certified. If the resignation is not accepted, the trustee will continue to serve until his or her term expires and until the trustee’s successor is elected and qualified.

The Board shall nominate for election or re-election as trustees only candidates who agree to tender, following the annual meeting at which they are elected or re-elected as trustees, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they are nominated for re-election and (ii) Board acceptance of such resignation. In addition, the Board shall fill trustee vacancies and new trusteeships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other trustees in accordance with this Guideline.”

The Trustees have determined that the proposed amendment is of a fundamental character. As a result, approval of the proposed amendment requires the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote thereon. If this proposal is approved, we will file an Amended Declaration of Trust with the Commonwealth of Massachusetts. The new voting standard and related resignation policy, would then be applicable to the election of trustees at the 2010 Annual Meeting of Shareholders.

Recommendation of the Board of Trustees

The Board of Trustees recommend a vote “FOR” the approval of an amendment to the Declaration of Trust to require a majority vote for the election of trustees in uncontested elections.

OTHER MATTERS

Voting Procedures

Pursuant to Massachusetts law and the terms of the NSTAR Declaration of Trust, a majority of the Common Shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

Subject to the establishment of a quorum, trustees are elected by a plurality of the votes properly cast at the meeting. This means that the three individuals that receive the highest number of votes will be elected to serve as trustees. Approval of Proposal Number Two requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. As noted, the trustees have determined that the proposed amendment to the Declaration of Trust is of a fundamental character. As a result, approval of Proposal Number Three requires the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote thereon. As stated, votes may be cast by mail, telephone or the Internet. Instructions with respect to electronic voting and telephone are included on the proxy card. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a trustee or that reflect abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting on the election of trustees. For purposes of Proposal Numbers Two and Three, abstentions are considered in determining the number of votes required to obtain a majority of the shares present and entitled to vote with respect to Proposal Number Two and the shares outstanding with respect to Proposal Number Three. Abstentions will have the same effect as votes cast against the proposal. Broker non-votes will not have an effect on the vote for Proposal Number Two but will have the same effect as votes cast against Proposal Number Three.

Adjournment of Meeting

If sufficient votes in favor of any of the proposals set forth in the Notice of Annual Meeting are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies with respect to any such proposals. An adjournment requires the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote those proxies in which they are entitled to vote in favor of such adjournment. They will vote against any such adjournment those proxies required to be voted against such adjournment proposals. The Company will pay the costs of any additional solicitation and of any adjourned session.

Other Business

The Board of Trustees has no reason to believe that any other business will be presented at the Annual Meeting. However, if any other business matters are properly presented at the Annual Meeting, votes will be cast pursuant to the proxy in accordance with the discretion of the persons named in the accompanying proxy.

Shareholder Proposals

If you would like us to consider including a proposal in our proxy statement for the 2010 Annual Meeting, you must deliver the proposal to our principal office at 800 Boylston Street, 17th Floor, Boston, MA 02199, Attention: Douglas S. Horan, Secretary, so that it is received by November 19, 2009. Any Shareholder who wishes to make a proposal at the 2010 Annual Meeting without regard to whether it will be included in our proxy material for 2010 should notify us no later than February 3, 2010. If a Shareholder who wishes to present a proposal fails to notify us by the due date, the proxies that management solicits for the meeting will accord them discretionary authority to vote on the Shareholder’s proposal if it is properly brought before the meeting.

Shareholder Nominations of Trustees

A Shareholder who wishes to nominate a candidate for election as a trustee at the Annual Meeting must follow the procedures set forth in Section 2.1 of NSTAR’s Bylaws. In general, these procedures require that written notice of a Shareholder’s intention to make a nomination must be submitted to the Secretary of NSTAR at least 45 days before the anniversary of the prior year’s Annual Meeting and must contain certain specified information concerning the person to be nominated and the Shareholder submitting the nomination, together with the consent of the nominee to serve as a trustee if so elected.

In addition, it is the Company’s policy to consider Shareholder requests that a candidate be considered by the Board Governance and Nominating Committee for inclusion as a trustee nominee in the proxy statement. Candidate recommendations received from Shareholders are evaluated by the Committee in the same manner as recommendations received from other sources. A Shareholder who wishes to submit a candidate for trustee for consideration by the Board Governance and Nominating Committee should provide written notice to the Secretary of the Company at the following address: Douglas S. Horan, Secretary, NSTAR, 800 Boylston Street, 17th Floor, Boston, MA 02199. The submission must be received by no later than 120 days before the anniversary of the release of the proxy statement for the prior year’s Annual Meeting (or if the date of the Annual Meeting has been changed by more than 30 days, a reasonable time before the Company begins to print and mail its proxy statement). For the 2010 Annual Meeting, the submission must be received by November 19, 2009. The submission must include the following information: (a) all information relating to such candidate that is required to be disclosed pursuant to Regulation 14A under the Securities and Exchange Act of 1934 together with an appropriate consent of the candidate; (b) the name and address of the Shareholder making the submission and the number of the Company’s Common Shares which are owned beneficially and of record by such Shareholder; (c) a description of all arrangements or understandings (whether written or oral) between the Shareholder and the candidate, or any other person or entity regarding the candidate (identifying such person or persons); and (d) appropriate biographical information and a statement as to the qualifications of the candidate.

NSTAR

Admission Ticket

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

Electronic Voting Instructions You can vote by Internet or telephone. Available 24 hours a day, 7 days a week. Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

Log on to the Internet and go to www.envisionreports.com/nst

Follow the steps outlined on the secured website. Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touchtone telephone. There is NO CHARGE to you for the call

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposal 1 — Election of Trustees

The Board of Trustees recommends a vote FOR the listed nominees as Class I Trustees.

For Withhold For Withhold For Withhold +

01 - Thomas G. Dignan, Jr. 02 - Matina S. Horner 03 - Gerald L. Wilson

Proposal 2 — Ratification of Appointment of Independent Registered Public Accountants The Board of Trustees recommends a vote FOR Proposal 2.

For Against Abstain

To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2009.

Proposal 3 — Amendment of Company’s Declaration of Trust For Against Abstain To amend Section 52 of the Company’s Declaration of Trust to require a majority vote standard for the election of trustees in uncontested elections.

The Board of Trustees recommends a vote FOR Proposal 3.

Non-Voting Items

Change of Address —Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below.

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010ISA

Notice of 2009 Annual Meeting of NSTAR Shareholders

April 30, 2009, 11:00 a.m. Eastern Time

Sheraton Boston Hotel

39 Dalton Street, Boston, Massachusetts 02199

Upon arrival, please present this admission ticket and photo identification at the registration desk.

To the holders of NSTAR’s Common Shares: The Annual Meeting of Shareholders of NSTAR will be held at the Sheraton Boston Hotel, 39 Dalton Street, Boston, Massachusetts 02199, on Thursday, April 30, 2009 at 11:00 a.m., for the following purposes:

1. To elect three Class I trustees to serve until the 2012 Annual Meeting and until the election and qualification of their respective successors.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2009.

3. To amend Section 52 of the Company’s Declaration of Trust to require a majority vote standard for the election of trustees in uncontested elections.

4. To transact any other business that may properly come before the Annual Meeting or any adjournment of the meeting.

Further information as to matters to be considered and acted on at the Annual Meeting can be found in the accompanying proxy statement. Only the holders of Common Shares of NSTAR as of the close of business on March 3, 2009 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Please sign, date and return the accompanying proxy in the enclosed return envelope, which requires no postage if mailed in the United States, or cast your vote by telephone or the Internet. Your proxy may be revoked at any time before the vote is taken by delivering to the Secretary a revocation or a proxy bearing a later date.

By Order of the Board of Trustees, Douglas S. Horan Senior Vice President, Secretary and General Counsel

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

PROXY / VOTING INSTRUCTIONS

The undersigned hereby appoints Gary L. Countryman, Thomas G. Dignan, Jr. and Matina S. Horner and each or any of them proxies, with power of substitution, to act and vote in the name of the undersigned, with all the powers that the undersigned would possess if personally present, on all matters which may come before the Annual Meeting of Shareholders of NSTAR to be held on April 30, 2009 and any adjournment thereof. The proxies are hereby authorized and instructed upon the matters specified in the Notice of Annual Meeting as set forth on the reverse side hereof. If no choice is indicated as to a proposal, the proxies shall vote in accordance with the Trustees’ recommendations. The proxies shall vote in their best judgement on any other matter which may properly come before the Annual Meeting. This card also constitutes voting instructions for participants in the NSTAR Savings Plan. The undersigned hereby directs the applicable trustee to vote all Common Shares credited to the undersigned’s account at the Annual Meeting and any adjournment thereof. UNLESS VOTING ELECTRONICALLY OR BY TELEPHONE, PLEASE MARK YOUR VOTE, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.( Items to be voted appear on reverse side.)

eTree Receive Proxy Materials Electronically eTree

eTree Program Our commitment is to conduct our business in ways that protect and preserve the environment. You can help us by electing to receive our proxy material sand other documents electronically. By doing so, you will receive the information quickly and in an environmentally responsible way. As a thank you for choosing this paperless option, NSTAR will plant a tree on your behalf through American Forests, founded in 1875 and the nation’s oldest nonprofit citizens’ conservation organization. To sign up, visit www.eTree.com/NSTAR or call 1-800-338-8446.